Neuberger Berman Alternative Funds

1290 Avenue of the Americas

New York, NY 10104

February 28, 2025

FILED VIA EDGAR

Division of Investment Management

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re.:	Neuberger Berman Alternative Funds: Post-Effective Amendment No. 79
--Neuberger Berman Long Short Fund
1933 Act File No. 333-122847
1940 Act File No. 811-21715
Form Type: 485BPOS; Accession Number: 0001213900-25-018031
Application for Withdrawal

Dear Sir or Madam:

Pursuant to Rule 477(a) of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), on behalf of Neuberger Berman Alternative Funds (“Registrant”), we respectfully withdraw Form Type: 485BPOS; Accession Number: 0001213900-25-018031 which was submitted and accepted on February 27, 2025, pursuant to Rule 485(b) under the 1933 Act. This filing was inadvertently filed and is an exact copy of Post-Effective Amendment No. 79 filed and accepted on February 26, 2025 and should be disregarded.

If you have any questions regarding this filing, please contact Franklin Na at (202) 778-9473.

Very truly yours,

NEUBERGER BERMAN ALTERNATIVE FUNDS

/s/ Brian Kerrane
By: Brian Kerrane
Title: Chief Operating Officer